Exhibit T3A-48

Weatherford International (Luxembourg) Holdings S.à r.l.

Société à responsabilité limitée

Siège social: 8-10, Avenue de la Gare, L-1610 Luxembourg

Grand-Duché de Luxembourg

R.C.S. Luxembourg: B 146622

ASSEMBLEE GENERALE

EXTRAORDINAIRE

DU 4 SEPTEMBRE 2018

In the year two thousand and eighteen, on the fourth day of September.

Before Us Maître Blanche MOUTRIER, notary residing in Esch/Alzette, Grand Duchy of Luxembourg, acting in replacement of Maître Jacques KESSELER, notary residing in Pétange, Grand Duchy of Luxembourg, who will be the depositary of the present deed,

There appeared:

Weatherford Bermuda Holdings Ltd., an exempted limited company incorporated under the laws of Bermuda, having its registered office at 2, Church Street, Clarendon House, HM11 Hamilton, Bermuda, and registered with the Registrar of Company of Bermuda (“ROC”) under number 31959, the sole shareholder of the Company (the “Sole Shareholder”),

Here represented by Mrs. Sofia Afonso-Da Chao Conde, notary clerk, with professional address at 13 Route de Luxembourg, L-4761 Pétange, Grand Duchy of Luxembourg, by virtue of a power of attorney given under private seal.

Such proxy after having been signed “ne varietur” by the proxy holder acting on behalf of the appearing party and the undersigned notary, shall remain attached to the present deed to be filed with such deed with the registration authorities.

The appearing party, represented as stated above, has requested the undersigned notary to record the following:

I. The appearing party is the sole shareholder of Weatherford International (Luxembourg) Holdings S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (“R.C.S. Luxembourg”) under number B 146622 (the “Company”).

II. The 800 (eight hundred) initial shares having a nominal value of USD 25 (twenty-five United States Dollars) each; and the 58,719 (fifty-eight thousand seven hundred nineteen) class A shares;

58,719 (fifty-eight thousand seven hundred nineteen) class B shares; 58,719 (fifty-eight thousand seven hundred nineteen) class C shares; 58,719 (fifty-eight thousand seven hundred nineteen) class D shares; 58,719 (fifty-eight thousand seven hundred nineteen) class E shares; 58,719 (fifty-eight thousand seven hundred nineteen) class F shares; 58,719 (fifty-eight thousand seven hundred nineteen) class G shares; 58,719 (fifty-eight thousand seven hundred nineteen) class H shares and 58,719 (fifty-eight thousand seven hundred nineteen) class I shares, each having a nominal value of USD 25 (twenty-five United States Dollars), representing the entirety of the share capital of the Company being represented, the meeting can therefore validly decide on all the items of the agenda of which the Sole Shareholder expressly states having been duly informed beforehand.

III. The agenda of the meeting is the following:

AGENDA

1.             Waiving of notice right;

2.             Amendment and full restatement of the Company’s articles of association; and

3.             Miscellaneous.

After the foregoing was approved by the Sole Shareholder, represented as stated above, the following resolutions have been taken:

FIRST RESOLUTION: The Sole Shareholder resolves to waive its right to the prior notice of the current meeting; the Sole Shareholder acknowledges being sufficiently informed on the agenda and considers the meeting to be validly convened and therefore agrees to deliberate and vote upon all the items of the agenda. The Sole Shareholder further resolves that all the relevant documentation has been put at the disposal of the Sole Shareholder within a sufficient period of time in order to allow it to examine carefully each document.

SECOND RESOLUTION: The Sole Shareholder resolves to amend and fully restate the Company’s articles of association to make them compliant with the new provisions of the law of 10 August 1915, as amended. The restated articles of association of the Company shall read as follows:

“Name - Object - Registered office - Duration

Art. 1. There is hereby formed a “société à responsabilité limitée”, private limited liability company (the “Company”), governed by the present articles of association (the “Articles”) and by current Luxembourg laws (the “Law”), in particular the law of 10 August 1915 on commercial companies, as amended (the “Commercial Companies Law”). The Company may change its corporate form subject to the relevant provisions of the Commercial Companies Law.

Art. 2. The Company’s name is “Weatherford International (Luxembourg) Holdings S.à r.l.”.

Art. 3. The Company’s purpose is:

(1) To take participations and interests, in any form whatsoever, in any commercial, industrial, financial or other, Luxembourg or foreign companies or enterprises;

(2) To acquire through participations, contributions, underwriting, purchases or options, negotiation or in any other way any securities, rights and interest in property as the Company shall deem fit;

(3) Generally to hold, manage, develop, sell or dispose of the same, in whole or in part, for such consideration as the Company may think fit, and in particular for shares or securities of any company purchasing the same;

(4) To enter into, assist or participate in financial, commercial and other transactions;

(5) To grant to any holding company, subsidiary, or fellow subsidiary, or any other company which belongs to the same group of companies of the Company (the “Affiliates”) any assistance, loans, advances or guarantees (in the latter case, even in favour of a third party lender of the Affiliates);

(6) To borrow and raise money in any manner including by issuing bonds and to secure the repayment of any money borrowed;

(7) The purpose of the Company is also (i) the acquisition by purchase, registration or in any other manner as well as the transfer by sale, exchange or otherwise of intellectual and industrial property rights, (ii) the granting of license on such intellectual and industrial property rights, and (iii) the holding and the management of intellectual and industrial property rights;

(8) Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

(9) The Company can perform all commercial, technical and financial operations, connected directly or indirectly in all areas as described above in order to facilitate the accomplishment of its purpose.

Art. 4. The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg.

Subject to the provisions of the Law, the board of managers may transfer the registered office of the Company within the same municipality or to any other municipality in the Grand Duchy of Luxembourg and amend these Articles accordingly. The registered office of the Company may also be transferred by means of a resolution of an extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required by the Law.

The Company by a resolution of the board of managers may establish offices and branches (whether or not a permanent establishment) both in the Grand Duchy of Luxembourg and abroad.

In the event that the board of managers should determine that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the board of managers of the Company.

Art. 5. The Company is constituted for an unlimited duration.

Art. 6. The life of the Company does not come to an end by death, suspension of civil rights, bankruptcy or insolvency of any shareholder.

Art. 7. The creditors, representatives, rightful owner or heirs of any shareholder are not allowed, in any circumstances, to require the sealing of the assets and documents of the Company, nor to interfere in any manner in the management of the Company. They must for the exercise of their rights refer to financial statements and to the decisions of the meetings of shareholders or of the sole shareholder (as the case may be).

Capital - Share

Art. 8. The share capital of the Company is set at USD 13,231,775 (thirteen million two hundred thirty-one thousand seven hundred seventy-five United States Dollars) represented by 529,271 (five hundred twenty-nine thousand two hundred seventy-one) shares, divided into (i) 800 (eight hundred) initial shares having a nominal value of USD 25 (twenty-five United States Dollar) each (the “Initial Shares”) and (ii) 9 (nine) classes of shares, each having a nominal value of USD 25 (twenty-five United States Dollars), as follows:

• 58,719 (fifty-eight thousand seven hundred nineteen) class A shares (the “Class A Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class B shares (the “Class B Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class C shares (the “Class C Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class D shares (the “Class D Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class E shares (the “Class E Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class F shares (the “Class F Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class G shares (the “Class G Shares”);

• 58,719 (fifty-eight thousand seven hundred nineteen) class H shares (the “Class H Shares”); and

• 58,719 (fifty-eight thousand seven hundred nineteen) class I shares (the “Class I Shares”).

All the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares and the Class I Shares will be collectively referred to as the “Classes of Shares” as the case may be, or individually as a “Class of Shares”. All the Initial Shares and the Classes of Shares will be collectively referred to as the “shares” as the case may be, or individually as a “share”.

Any share premium paid on shares shall be attached to such shares and be exclusively reserved to the benefit of the holder of such shares.

The financial rights and conditions attached to the different Classes of Shares are further detailed in Art. 22.

The amount of the share capital of the Company may be increased or reduced by means of a resolution of the extraordinary general meeting of shareholders or of the sole shareholder (as the case may be) adopted under the conditions required for the amendment of the Articles.

Art. 9. The shares of the Company are in registered form only.

Each share confers an identical voting right and each shareholder has voting rights commensurate to his shareholding.

In case of share(s) subject to an usufruct duly notified to or accepted by the Company in accordance with article 1690 of the civil code, voting rights are exercised by the bare owner except for the decisions related to the allocation of profits which belong to the usufructuary.

Art. 10. The shares are freely transferable among the shareholders.

Shares (or usufruct and bare ownership thereof) may not be transferred “inter vivos” to non-shareholders unless shareholders holding at least seventy-five percent (75%) of the shares of the Company shall have agreed thereto, except when the Company has one single shareholder or when the shares to be transferred represent the full amount of all the shares issued by the Company.

If a shareholder intends to transfer share(s) to a third party, such shareholder must send a notice to the Company with all relevant details of the proposed transfer, including the identity of the transferee, the transfer price (the “Proposed Transfer Price”), and, if relevant the conditions applicable to the transfer.

If the proposed transfer is not approved by the shareholders in accordance with this Article, the shareholders may, within three (3) months from the date of the refusal, acquire the share(s) on a prorata basis between them (unless otherwise agreed between them) or procure the acquisition of the share(s) by another party at a price corresponding to the lower of the Proposed Transfer Price or the nominal value of the share(s), except if the transferring shareholder renounce to the sale of its share(s). Upon request of the board of managers, the three-month period can be extended for a maximum period of six (6) months by the judge presiding the chamber of the district court (Tribunal d’Arrondissement) dealing with commercial matters and sitting as in summary proceedings.

To the extent that the shareholders have not proposed to acquire share(s), the Company may within the same timeframe and with the consent of the transferring shareholder, decide to reduce its share capital by an amount corresponding to the aggregate nominal value of the relevant share(s) and redeem and cancel such share(s) at a price corresponding to the lower of the Proposed Transfer Price or the nominal value of the share(s).

If following the expiry of the above-mentioned periods, the shares have not been acquired or redeemed in accordance with the preceding paragraphs, the transferring shareholder may freely sell its share(s) to the proposed transferee at the transfer price and conditions which were notified to the Company.

Furthermore, the provisions of Article 710-13 of the Commercial Companies Law shall apply.

The shares are indivisible with regard to the Company, which admits only one owner per share. In case a share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.

In the event of death, the shares of the deceased shareholder may only be transferred to new shareholders subject to the approval of such transfer given by the remaining shareholders holding at least seventy-five percent (75%) of the shares owned by the remaining shareholders. Such approval is however not required in case the shares are transferred either to parents, descendants or the surviving spouse or any other legal heir of the deceased shareholder.

However, shares allocated against sweat contributions may not be transferred neither to shareholder(s) nor to non-shareholder(s).

Art. 11. The Company shall have power to redeem one or more entire Class(es) of Shares through the redemption and cancellation of all the shares in issue in such Class(es) of Shares subject to the relevant provisions of the Commercial Companies Law.

Such redeemed Class(es) of Shares shall be cancelled through a reduction of the share capital. The Redemption and cancellation of shares shall always be made on all the shares of the Class of Shares concerned.

Such redemption of Class(es) of Shares shall be carried out by means of a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for the amendment of the Articles, provided that such redemption has been proposed to each shareholder of the same class in the proportion of the capital or of the class of shares concerned represented by their shares.

In the event of a reduction of share capital through the repurchase and the cancellation of a Class of Shares (i) such Class of Shares gives right to the Total Cancellation Amount (as defined below) to the holders thereof pro rata to their holding in such class (with the limitation however to the Available Amount (as defined below)) and (ii) the holders of shares of the repurchased and cancelled Class of Shares shall receive from the Company an amount equal to the Cancellation Value Per Share (as defined below) for each share of the relevant Class of Shares held by them and cancelled.

Upon redemption and cancellation of the shares of the relevant Class of Shares, the Cancellation Value Per Share will become due and payable by the Company.

Available Amount

means for a Class(es) of Shares, the total amount of undistributed net profits of the Company, including profits made since the date of the Interim Accounts, increased by (i) any freely distributable reserves including all funds available for distribution plus any profits carried forward and sums drawn from reserves available for this purpose, (ii) the amount of the share capital reduction and legal reserve reduction relating to the Class(es) of Shares to be cancelled, knowing that the amount to be distributed may not exceed the total available sums for distribution as calculated in accordance with Article 461-3 2° of the Commercial Companies Law, but reduced by (i) any losses (including carried forward losses) and (ii) any sums to be placed into reserve(s) pursuant to the requirements of the Law or of the Articles, each as set out in the relevant Interim Accounts (without for the avoidance of doubt, any double counting) so that:

AA = (NP + P+ CR) - (L+ LR)

Whereby:

AA = Available Amount

NP = net profits (including carried forward profits)

P = any freely distributable reserves

CR = the amount of the share capital reduction and legal reserve reduction relating to the Class of Shares to be cancelled

L = losses (including carried forward losses)

LR = any sums to be placed into reserve(s) pursuant to the requirements of law or of the Articles.

Cancellation Value Per Share	means the amount calculated by dividing the Total Cancellation Amount by the number of shares in issue in the Class of Shares to be repaid and cancelled.

Interim Accounts	means the interim accounts of the Company as at the relevant Interim Account Date.

Interim Account Date	means the date no earlier than eight (8) days before the date of the repurchase and cancellation of the relevant Class of Shares.

Total Cancellation Amount

shall be an amount determined by the managers in accordance with Article 461-3 2° of the Commercial Companies Law, and approved by the general meeting of the shareholders or of the sole shareholder (as the case may be) on the basis of the relevant Interim Accounts. The Total Cancellation Amount for each Class of Shares shall be the Available Amount of such class as at the time of its cancellation.

Nevertheless the board of managers may provide for a Total Cancellation Amount different from the Available Amount provided however that (i) the Total Cancellation Amount shall never be higher than such Available Amount, (ii) such different Total Cancellation Amount shall be notified by the managers to all the shareholders of the Company through written notice and that (iii) this Total Cancellation Amount has not been disputed in writing by any shareholders of the Company within 3 (three) days following receipt of the written notice from the managers.

Subject to the prior redemption of all Classes of Shares, the redemption of Initial Shares, when proposed by the board of managers, shall be carried out by a resolution of an extraordinary general meeting of the shareholders or of the sole shareholder (as the case may be), adopted under the conditions required for amendment of the Articles, provided that such redemption has been proposed to each shareholder of such class of Initial Shares in the proportion of the Initial Shares represented by their shares.

However, if the redemption price is in excess of the nominal value of the Initial Shares to be redeemed, the redemption may only be decided to the extent that the excess purchase price may not exceed total profits made since the end of the last financial year for which the annual accounts have been approved, plus any profits carried forward and sums drawn from reserves available for this purpose, less losses carried forward and any sums to be placed to reserve pursuant to the requirements of the Law or of the Articles.

The board of managers is authorized to cancel the redeemed shares held in treasury, to resolve on the corresponding decrease of the share capital of the Company and to take or authorize any person to take any necessary steps for the purpose of obtaining execution and publication of the amendment of the first and second paragraphs of Article 8 of these Articles.

Management

Art. 12. The Company will be managed by a board of managers composed of one or several category A manager(s) and one or several category B manager(s). The managers need not be shareholders of the Company.

The managers shall be appointed and designated as category A manager or category B manager, and their remuneration determined, by a resolution of the general meeting of shareholders taken by simple majority of the votes cast, or of the sole shareholder (as the case may be). The remuneration of the managers can be modified by a resolution taken at the same majority conditions.

The general meeting of shareholders or the sole shareholder (as the case may be) may, at any time and “ad nutum”, remove and replace any manager.

All powers not expressly reserved by the Law or the Articles to the general meeting of shareholders or to the sole shareholder (as the case may be) fall within the competence of the board of managers.

In dealing with third parties, the board of managers will have all powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s object, provided the terms of these Articles have been complied with.

The Company shall be bound towards third parties in all matters by (i) the single signature of any category A or category B manager for all matters not exceeding the equivalent of EUR 10,000 (ten thousand Euro), (ii) the joint signature of at least one category A manager and at least one category B manager, (iii) the single signature of any category A manager or as the case may be, by the joint or single signature(s) of any persons to whom such signatory power has been validly delegated in accordance with these Articles.

The board of managers may from time to time subdelegate its powers for specific tasks to one or several ad hoc agent(s) who need not be shareholder(s) or manager(s) of the Company.

The board of managers will determine the powers, duties and remuneration (if any) of its agent(s), the duration of the period of representation and any other relevant conditions of his/their agency.

Art. 13. The board of managers may appoint among its members a chairman to chair the meeting. It may also appoint a secretary, who needs not to be a manager, who shall be responsible for keeping the minutes of the meetings of the board of managers or for such other matter as may be specified by the board of managers.

The board of managers shall meet when convened by either a category A manager or a category B manager.

Notice of any meeting of the board of managers shall be given to all managers at least 24 (twenty-four) hours in advance of the time set for such meeting except in the event of emergency, the nature of which is to be set forth in the minute of the meeting.

Any convening notice shall specify the time and place of the meeting and the nature of the business to be transacted.

Convening notices can be given to each manager by word of mouth, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means.

The notice may be waived by the consent, in writing or by fax, cable, telegram, telex, electronic means or by any other suitable communication means, of each manager.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by fax, cable, telegram, telex or electronic means another manager as his/her/its proxy.

A manager may represent more than one manager.

The managers may participate in a board of managers meeting by phone, videoconference, or any other suitable telecommunication means allowing all persons participating in the meeting to hear each other at the same time.

Such participation in a meeting is deemed equivalent to a participation in person at a meeting of the managers and the meeting is deemed to be held at the registered office of the Company.

The board of managers can validly deliberate and act only if a majority of its members is present or represented, including at least one category A manager and one category B manager.

Resolutions of the board of managers are validly taken by the majority of the votes cast provided that at least a category A manager and a category B manager agreed on those resolutions. The resolutions of the board of managers will be recorded in minutes signed by all the managers present or represented at the meeting. Any transcript of or excerpt from these minutes shall be signed by the chairman or a category A manager and a category B manager.

Resolutions in writing approved and signed by all managers shall have the same effect as resolutions passed at a managers’ meeting and shall be deemed to be taken at the registered office of the Company. The date of such resolutions shall be the date of the last signature.

In such cases, written resolutions can either be documented in a single document or in several separate documents having the same content.

Written resolutions may be transmitted by ordinary mail, fax, cable, telegram, telex, electronic means, or any other suitable telecommunication means.

Any manager who has, directly or indirectly, a patrimonial interest conflicting with the interest of the Company in connection with a transaction falling within the competence of the board of managers, must inform the board of managers of such conflict of interest and must have his declaration recorded in the minutes of the board meeting. The relevant manager may not take part in the discussions relating to such transaction or vote on such transaction. Any such conflict of interest must be reported to the next general meeting of shareholders prior to such meeting taking any resolution on any other item.

Where, by reason of a conflicting interest, the number of managers required in order to validly deliberate and vote is not met, the board of managers may in its sole discretion either deliberate and take the decision at the majority of the non-conflicted managers or decide to submit the decision on this specific item to the general meeting of shareholders.

The conflict of interest rules shall not apply where the decision of the board of managers relates to day-to-day transactions entered into under normal conditions.

Art. 14. Any manager does not contract in his function any personal obligation concerning the commitments regularly taken by him in the name of the Company; as a representative of the Company, he is only responsible for the execution of his mandate.

Art. 15. The daily management of the Company, as well as, the representation of the Company in relation to such daily management may be delegated to one or more managers, officers or other agents, acting individually or jointly. Their appointment, removal and powers shall be determined by a resolution of the board of managers.

General meetings of shareholders

Art. 16. In case of plurality of shareholders, decisions of the shareholders are taken as follows:

Except in case of proposed amendments to these Articles, the holding of a shareholders meeting is not compulsory as long as the shareholders number is less than 60 (sixty). In such case, each shareholder shall receive the whole text of each resolution or decision to be taken, transmitted in writing or by fax, cable, telegram, telex, electronic means or any other suitable telecommunication means. Each shareholder shall vote in writing.

If the shareholders number exceeds 60 (sixty), the decisions of the shareholders are taken by meetings of the shareholders. In such a case 1 (one) general meeting shall be held at least annually in the Grand Duchy of Luxembourg within 6 (six) months of the closing of the last financial year. Other general meetings of shareholders may be held at any time specified in the notice of the meeting.

Art. 17. General meetings of shareholders are convened and written shareholders resolutions are proposed by the board of managers, failing which by shareholders representing more than half of the share capital of the Company.

Written notices convening a general meeting and setting forth the agenda shall be made pursuant to the Law and shall be sent to each shareholder at least 8 (eight) days before the meeting, except for the annual general meeting for which the notice shall be sent at least 21 (twenty-one) days prior to the date of the meeting.

All notices must specify the time and place of the meeting.

If all shareholders are present or represented at the general meeting and state that they have been duly informed of the agenda of the meeting, the general meeting may be held without prior notice.

Any shareholder may act at any general meeting by appointing in writing or by fax, cable, telegram, telex, electronic means or by any other suitable telecommunication means another person who needs not be shareholder.

Each shareholder may participate in general meetings of shareholders. Each share entitles to one vote in general meetings of shareholders.

The board of managers may suspend the voting rights of any shareholder in breach of his obligations under these Articles or under any relevant contractual arrangement entered into by such shareholder and to which the Company is a party.

A shareholder may individually decide not to exercise, temporarily or permanently, all or part of his voting rights. The waiving shareholder is bound by such waiver which is mandatory for the Company upon notification to the latter.

In case the voting rights of one or several shareholders are suspended in accordance with this Article or the exercise of the voting rights has been waived by one or several shareholders, such shareholders may attend any general meeting of the Company but the shares they hold are not taken into account for the determination of the conditions of quorum and majority to be complied with at the general meetings of the Company or to determine if written resolutions have been validly adopted.

Shareholders may take part in the meeting by conference call, through video conference or by any other means of communication allowing for their identification, allowing all persons taking part in the meeting to hear one another on a continuous basis, and allowing for an effective participation of all such persons in the meeting. In such case, at least one (1) shareholder or his proxy-holder shall be physically present at the registered office of the Company and the meeting shall be deemed held at the registered office of the Company.

Each shareholder may vote at a general meeting through a signed voting form sent by post, electronic mail, facsimile or any other means of communication to the Company’s registered office or to the address specified in the convening notice. The shareholders may only use voting forms provided by the Company which contain at least the place, date and time of the meeting, the agenda of the meeting, the proposals submitted to the shareholders, as well as for each proposal three boxes allowing the shareholder to vote in favour thereof, against, or abstain from voting by ticking the appropriate box.

Voting forms which, for a proposed resolution, do not show (i) a vote in favour or (ii) a vote against the proposed resolution or (iii) an abstention are void with respect to such resolution. The Company shall only take into account voting forms received on the day preceding the date of the general meeting to which they relate.

The board of managers may determine further conditions that must be fulfilled by the shareholders for them to take part in any general meeting of shareholders.

An attendance list must be kept at all general meetings of shareholders.

Resolutions at the meetings of shareholders or resolutions proposed in writing to the shareholders are validly taken in so far as they are adopted by shareholders representing more than half of the share capital of the Company.

If this quorum is not formed at a first meeting or at the first consultation, the shareholders are immediately convened or consulted a second time by registered letter and resolutions will be taken at the majority of the vote cast, regardless of the portion of capital represented.

However, resolutions to amend the Articles shall only be taken by an extraordinary general meeting of shareholders, by shareholders representing at least three-quarters of the share capital of the Company.

A sole shareholder exercises alone the powers devolved to the meeting of shareholders by the Law.

Except in case of current operations concluded under normal conditions, contracts concluded between the sole shareholder and the Company have to be recorded in minutes or drawn-up in writing.

Financial year - Balance sheet

Art. 18. The Company’s financial year begins on 1 January and closes on 31 December.

Art. 19. Each year, as of 31 December, the board of managers will draw up the balance sheet which will contain a record of the properties of the Company together with its debts and liabilities and be accompanied by an annex containing a summary of all its commitments and the debts of the manager(s), statutory auditor(s) (if any) and shareholder(s) toward the Company.

At the same time the board of managers will prepare a profit and loss account, which will be submitted to the general meeting of shareholders together with the balance sheet.

Art. 20. Each shareholder may inspect at the head office the inventory, the balance sheet and the profit and loss account.

If the shareholders number exceeds 60 (sixty), such inspection shall be permitted only during the 15 (fifteen) days preceding the annual general meeting of shareholders.

Supervision of the company

Art. 21. If the shareholders number exceeds 60 (sixty), the supervision of the Company shall be entrusted to one or more statutory auditor(s) (“commissaire(s)”), who may or may not be shareholder(s).

Each statutory auditor shall serve for a term ending on the date of the annual general meeting of shareholders following their appointment dealing with the approval of the annual accounts.

At the end of this period and of each subsequent period, the statutory auditor(s) can be renewed in its/their function by a new resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) until the holding of the next annual general meeting dealing with the approval of the annual accounts.

Where the thresholds of the law of 19 December 2002 on the Luxembourg Trade and Companies Register are met, the Company shall have its annual accounts audited by one or more qualified auditor(s) (“réviseurs d’entreprises agréé(s)”) appointed by the general meeting of shareholders or the sole shareholder (as the case may be) amongst the qualified auditors registered in the Financial Sector Supervisory Commission (“Commission de Surveillance du Secteur Financier”)’s public register.

Notwithstanding the thresholds above mentioned, at any time, one or more qualified auditors may be appointed by resolution of the general meeting of shareholders or of the sole shareholder (as the case may be) that shall decide the terms and conditions of his/her/its/their mandate.

Dividend - Reserves

Art. 22. The credit balance of the profit and loss account, after deduction of the expenses, costs, amortisations, charges and provisions represents the net profit of the Company.

Every year 5% (five percent) of the net profit will be transferred to the statutory reserve. This deduction ceases to be compulsory when the statutory reserve amounts to one tenth of the issued share capital, as decreased or increased from time to time, but shall again become compulsory if the statutory reserve falls below such one tenth.

Upon recommendation of the board of managers, the general meeting of shareholders at the majority vote determined by the Law or the sole shareholder (as the case may be) may decide at any time that the excess be distributed to the shareholder(s) proportionally to the shares they hold, as dividends or be carried forward or transferred to an extraordinary reserve in accordance with the provisions set forth hereafter.

The balance of the net profits may be distributed to the shareholder(s) commensurate to his/her/its/their shareholding in the Company.

In a year in which the Company resolves to make dividend distributions, such distribution on the Class(es) of Shares shall be made on the following order of priority:

•         First, the holders of the Initial Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point ten per cent (0.10%) of the nominal value of the Initial Shares held by them, then;

•         the holders of Class A Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point fifteen per cent (0.15%) of the nominal value of the Class A Shares held by them, then;

•         the holders of Class B Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point twenty per cent (0.20%) of the nominal value of the Class B Shares held by them, then;

•         the holders of Class C Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point twenty-five per cent (0.25%) of the nominal value of the Class C Shares held by them, then;

•         the holders of Class D Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point thirty per cent (0.30%) of the nominal value of the Class D Shares held by them, then;

•         the holders of Class E Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point thirty-five per cent (0.35%) of the nominal value of the Class E Shares held by them, then;

•         the holders of Class F Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point forty per cent (0.40%) of the nominal value of the Class F Shares held by them, then;

•         the holders of Class G Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point forty-five per cent (0.45%) of the nominal value of the Class G Shares held by them, then;

•         the holders of Class H Shares shall be entitled to receive dividend distributions with respect to such year in an amount of zero point fifty per cent (0.50%) of the nominal value of the Class H Shares held by them, and then;

•         the holders of Class I Shares shall be entitled to receive the remainder of any dividend distribution.

At any time when the last outstanding Class of Shares (by reverse alphabetical order, e.g. initially the Class I Shares) have been repurchased and cancelled at the time of the distribution the dividend attached to such redeemed Class of Shares shall automatically replace the dividend attached to the then last outstanding Class of Shares.

In any case, dividends can only be distributed to the extent that the Company has distributable sums within the meaning of the Law and in accordance with the other applicable provisions of the Law (the “Maximum Amount Distributable”).

In case of share(s) subject to an usufruct duly notified to or accepted by the Company in accordance with article 1690 of the civil code, the usufructuary is entitled to receive the dividend distribution, if any.

Art. 23. Notwithstanding the provisions of the preceding article, the board of managers, may decide to pay interim dividends, on the basis of a statement of accounts prepared by the board of managers, dated no more than two months, and showing that sufficient funds are available for distribution, it being understood that the amount to be distributed may not exceed realised profits since the end of the last financial year for which the annual accounts have been approved, increased by profits carried forward and available reserves, less losses carried forward and sums to be allocated to a reserve to be established according to the Law or the Articles. If the Company has appointed a statutory auditor (“commissaire”) or a qualified auditor (“réviseur d’entreprises agréé”), such statutory auditor or qualified auditor shall verify that the conditions for an interim dividend distribution are satisfied.

Winding-up - Liquidation

Art. 24. The general meeting of shareholders under the conditions provided for by the Law, or the sole shareholder (as the case may be) may resolve the dissolution of the Company.

Where the Company has a single shareholder, and subject to the conditions provided for by the Law, the Company may be dissolved without being liquidated in accordance with the provisions of article 1865 bis, paragraphs 2 et seq of the civil code.

Art. 25. Except in the case of article 24 paragraph 2 above, the general meeting of shareholders with the consent of half of shareholders holding three quarters of the share capital shall appoint one or more liquidator(s), physical or legal person(s) and determine the method of liquidation, the powers of the liquidator(s) and their remuneration.

When the liquidation of the Company is closed, the liquidation proceeds of the Company will be allocated to the shareholders proportionally to the shares they hold.

Applicable law

Art. 26. Reference is made to the provisions of the Law for which no specific provision is made in these Articles.”

Nothing else being on the agenda and nobody wishing to address the meeting, the meeting was closed.

In faith of which, we, the undersigned notary, set our hand and seal in Pétange, on the day named at the beginning of the document.

The undersigned notary, who understands and speaks English, states herewith that at the request of the above appearing person, the present deed is worded in English, followed by a French version; at the request of the same appearing person and in case of divergences between the English and the French texts, the English version will prevail.

The documents having been read to the proxy holder, said person signed with us, the notary, the present original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE

L’an deux mille dix-huit, le quatrième jour du mois de septembre.

Par-devant Nous Maître Blanche MOUTR1ER, notaire de résidence à Esch/Alzette, Grand-Duché de Luxembourg, agissant en remplacement de Maître Jacques KESSELER, notaire de résidence à Pétange, Grand-Duché de Luxembourg, lequel restera dépositaire du présent acte.

A comparu :

Weatherford Bermuda Holdings Ltd., une société à responsabilité limitée exemptée (“exempted limited company”) constituée selon les lois des Bermudes, ayant son siège social sis au 2, Church Street, Clarendon House, HM11 Hamilton, Bermudes, immatriculée auprès du Registre des Sociétés des Bermudes (“Registrar of Company (ROC)”) sous le numéro 31959, l’associé unique de la Société (l’« Associé Unique »),

Ici représentée par Mme Sofia Afonso-Da Chao Conde, clerc de notaire, dont l’adresse professionnelle est sise au 13 Route de Luxembourg, L-4761 Pétange, Grand-Duché de Luxembourg, en vertu d’une procuration donnée sous seing privé.

Ladite procuration ayant été signée « ne varietur » par le mandataire agissant au nom de la partie comparante et le notaire instrumentant, restera annexée au présent acte afin d’être soumise avec lui aux formalités d’enregistrement.

La partie comparante, représentée comme décrit ci-dessus, a requis du notaire instrumentant d’acter ce qui suit:

I.             La partie comparante est l’associé unique de Weatherford International (Luxembourg) Holdings S.à r.l., une société à responsabilité limitée de droit luxembourgeois, ayant son siège social sis 8-10, Avenue de la Gare, L-1610 Luxembourg, Grand-Duché de Luxembourg, et immatriculée auprès du Registre de Commerce et des Sociétés de Luxembourg (R.C.S. Luxembourg) sous le numéro B 146622 (la « Société »).

II.            Les 800 (huit cents) parts sociales initiales, d’une valeur nominale de 25 USD (vingt-cinq Dollars des Etats-Unis) chacune ; et les 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe A ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe B ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe C ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe D ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe E ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe F ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe G ; 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe H et 58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe I, chacune d’une valeur nominale de 25 USD (vingt-cinq Dollars des Etats-Unis), représentant l’intégralité du capital social de la Société étant représentées, l’assemblée peut valablement se prononcer sur tous les points portés à l’ordre du jour dont l’Associé Unique déclare expressément avoir été dûment informé au préalable.

III.          L’ordre du jour de l’assemblée est le suivant :

ORDRE DU JOUR

1.     Renonciation au droit de convocation ;

2.     Modification et refonte intégrale des statuts de la Société ; et

3.     Divers.

Suite à l’approbation de ce qui précède par l’Associé Unique, représenté tel qu’indiqué plus haut, les résolutions suivantes ont été adoptées :

PREMIERE RESOLUTION: L’Associé Unique décide de renoncer à son droit de convocation préalable à la présente assemblée; l’Associé Unique reconnaît avoir été suffisamment informé de l’ordre du jour et considère l’assemblée valablement convoquée et accepte par conséquent de délibérer et de voter sur tous les éléments portés à l’ordre du jour. L’Associé Unique décide en outre que toute la documentation pertinente a été mise à disposition de l’Associé Unique dans un délai suffisant afin de lui permettre un examen attentif de chaque document.

DEUXIEME RESOLUTION: L’Associé Unique décide de modifier et de refondre intégralement les statuts de la Société afin de les rendre conforme aux nouvelles dispositions de la loi du 10 août 1915, telle que modifiée. Les statuts refondus de la Société sont rédigés comme suit :

«Dénomination - Objet - Siège Social — Durée

Art. 1. Il est constitué par cet acte une société à responsabilité limitée (la “Société”), régie par les présents statuts (les “Statuts”) et par les lois luxembourgeoises actuellement en vigueur (la “Loi”), notamment par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la “Loi sur les Sociétés Commerciales”). La Société peut changer sa forme sociale conformément aux dispositions applicables de la Loi sur les Sociétés Commerciales.

Art. 2. La dénomination de la Société est “Weatherford International (Luxemboug) Holdings S.à r.l.”.

Art. 3. L’objet de la Société est:

(1) De prendre des participations et intérêts, sous quelque forme que ce soit, dans toutes sociétés ou entreprises commerciales, industrielles, financières ou autres, luxembourgeoises ou étrangères ;

(2) D’acquérir par voie de participation, d’apport, de souscription, d’achats ou options, négociations ou sous quelque forme que ce soit tous titres, droits et intérêts en propriété que la Société jugera opportuns;

(3) De maniére générale de les détenir, les gérer, les mettre en valeur, vendre ou les céder, en tout ou en partie, pour la contrepartie que la Société jugera adaptée, et en particulier contre les parts ou titres de toute société les acquérant ;

(4) De conclure, d’assister ou de participer à des transactions financiéres, commerciales ou autres;

(5) D’octroyer à toute société holding, filiale, ou tout autre société liée d’une maniére ou d’une autre à la Société, ou toute autre société qui appartient au même groupe de sociétés que la Société (les “Affiliées”), tous concours, prêts, avances ou garanties (dans ce dernier cas; même en faveur d’un tiers prêteur des Affiliées);

(6) D’emprunter ou de lever des fonds de quelque maniére que ce soit, y compris par voie d’emission d’obligations et de garantir le remboursement de toute somme empruntée;

(7) L’objet de la société est aussi (i) l’acquisition par achat, enregistrement ou de toute autre maniére ainsi que le transfert par vente, échange ou par tout autre moyen de droits de propriété intellectuelle et industrielle, (ii) l’octroi de licences relatives à de tels droits de propriété intellectuelle et industrielle, et (iii) la détention et la gestion de droits de propriété intellectuelle et industrielle.

(8) Généralement de faire toutes les autres choses que la Société juge circonstancielles ou favorables à la réalisation des objets ci-dessus ou de chacun d’entre eux.

(9) La Société peut réaliser toutes opérations commerciales, techniques et financiéres se rattachant directement ou indirectement à tous les domaines décrits ci-dessus, afin de faciliter l’accomplissement de son objet.

Art. 4. Le siège social de la Société est établi dans la commune de Luxembourg, Grand-Duché de Luxembourg.

Sous réserve des dispositions de la Loi, le conseil de gérance peut transférer le siège social de la Société au sein de la même commune ou vers toute autre commune au Grand-Duché de Luxembourg et modifier les présents Statuts en conséquence. Le siège social de la Société peut aussi être transféré par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas) adoptée conformément aux conditions requises par la Loi.

La Société, par une résolution du conseil de gérance peut établir des bureaux ou succursales (sous forme d’établissement permanent ou non) tant au Grand-Duché de Luxembourg qu’à 1’étranger.

Au cas où le conseil de gérance estimerait que des événements extraordinaires d’ordre politique, économique ou social de nature à compromettre l’activité normale de la Société à son siège social, ou la communication aisée avec ce siège ou de ce siège avec l’étranger se sont produits ou sont imminents, il pourra transférer provisoirement le siège social à 1’etranger jusqu’à cessation complète de ces circonstances anormales ; ces mesures provisoires n’auront toutefois aucun effet sur la nationalité de la Société laquelle, nonobstant ce transfert provisoire du siège, restera luxembourgeoise. De telles mesures provisoires seront prises et portées à la connaissance des tiers par le conseil de gérance de la Société.

Art. 5. La Société est constituée pour une durée indéterminée.

Art. 6. Le décès, l’interdiction, la faillite ou la déconfiture d’un des associés ne mettent pas fin à la Société.

Art. 7. Les créanciers, représentants, ayants droit ou héritiers des associés ne pourront, pour quelque motif que ce soit, requérir l’apposition de scellés sur les biens et documents de la Société, ni s’immiscer en aucune manière dans les actes de son administration. Ils doivent pour l’exercice de leurs droits s’en rapporter aux inventaires sociaux et aux décisions des assemblées des associés ou de l’associé unique (selon le cas).

Capital - Parts sociales

Art. 8. Le capital social de la Société est fixé à 13.231.775 USD (treize millions deux cent trente-et-un mille sept cent soixante-quinze Dollars Américains) représenté par 529.271 (cinq cent vingt-neuf mille deux cent soixante-et-onze) parts sociales divisées en (i) 800 (huit cents) parts sociales ordinaires d’une valeur nominale de 25 USD (vingt-cinq Dollars américains) chacune (les « Parts Sociales Ordinaires ») et en (ii) 9 (neuf) classes de parts sociales, chacune ayant une valeur nominale de 25 USD (vingt-cinq Dollars américains) comme suit:

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe A (les « Parts Sociales de Classe A ») ;

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe B (les « Parts Sociales de Classe B ») ;

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe C (les « Parts Sociales de Classe C »);

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe D (les « Parts Sociales de Classe D »);

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe E (les « Parts Sociales de Classe E »);

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe F (les « Parts Sociales de Classe F »);

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe G (les « Parts Sociales de Classe G »);

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe H (les « Parts Sociales de Classe H ») ; et

•           58.719 (cinquante-huit mille sept cent dix-neuf) parts sociales de classe I (les « Parts Sociales de Classe I »)

L’ensemble des Parts Sociales de Classe A, des Parts Sociales de Classe B, des Parts Sociales de Classe C, des Parts Sociales de Classe D, des Parts Sociales de Classe E, des Parts Sociales de Classe F, des Parts Sociales de Classe G, des Parts Sociales de Classe H et des Parts Sociales de Classe I sont dénommées collectivement les « Classes de Parts Sociales » selon le cas, ou individuellement une « Classe de Parts Sociales ».Toutes les Parts Sociales Ordinaires et les Classes de Parts Sociales seront collectivement désignées en tant que « parts » selon le cas, et individuellement une « part ».

Toute prime d’émission payée sur les parts sera attachée à ces parts et exclusivement réservé au bénéfice du détenteur de ces parts.

Les droits et conditions attachés aux différentes Classes de Parts Sociales sont détaillés plus en détails à l’Art. 22.

Le montant du capital social de la Société peut être augmenté ou réduit au moyen d’une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts.

Art. 9. Les parts sociales de la Société sont sous forme nominative uniquement.

Chaque part sociale confère un droit de vote identique et chaque associé a des droits de vote proportionnels au nombres de parts sociales qu’il détient.

Dans le cas de part(s) sociale(s) grevées d’un usufruit dûment notifié à ou accepté par la Société conformément à l’article 1690 du code civil, les droits de vote sont exercés par le nu-propriétaire sauf pour les décisions relatives à l’allocation des bénéfices qui appartiennent à l’usufruitier.

Art. 10. Les parts sociales sont librement cessibles entre associés.

Aucune cession de parts sociales (ou de l’usufruit ou de la nue-propriété de ces parts sociales) entre vifs à un tiers non-associé ne peut être effectuée sans l’agrément donné par des associés représentant au moins soixante-quinze pourcents (75%) des parts sociales de la Société, sauf lorsque la Société a un associé unique ou lorsque les parts sociales devant être transférées représentent le montant total de toutes les parts sociales émises par la Société.

Si un associé souhaite céder ses part(s) sociale(s) à un tiers, cet associé doit envoyer une notification à la Société avec tous details pertinents relatifs à la cession proposée, en ce inclus l’identité du cessionnaire, le prix de cession (le “Prix de Cession Proposé”), et, le cas échéant, les conditions applicables à la cession.

Si la cession proposée n’est pas approuvée par les associés conformement à cet Article, les associés peuvent dans un délai de trois (3) mois à partir de la date de refus, acquérir les part(s) sociale(s) au prorata entre eux (sauf accord contraire entre eux) ou faire acquérir les parts sociales par une autre partie à un prix correspondant à la valeur la plus basse entre le Prix de Cession Proposé ou la valeur nominale des part(s) sociale(s) à moins que l’associé cédant ne renonce à la vente de ses part(s) sociale(s). Sur demande du conseil de gérance, la période de trois mois peut être étendue pour une durée maximale de six (6) mois par le magistrat présidant la chambre du Tribunal d’Arrondissement siégeant en matière commerciale et comme en matière de référé.

Dans la mesure où les associés n’ont pas proposé d’acquérir des part(s) sociale(s), la Société peut durant la même période et avec le consentement de l’associé cédant, décider de réduire son capital social d’un montant correspondant à la valeur nominale totale des parts sociales concernées en rachetant et annulant ces parts sociales à un prix correspondant à la valeur la plus basse entre le Prix de Cession Proposé ou la valeur nominale des part(s) sociale(s).

Si aprés l’expiration des délais mentionnés ci-dessus, les parts sociales n’ont pas été acquises ou rachetées en conformité avec les paragraphes précédents, l’associé cédant est autorisé à librement céder ses part(s) sociale(s) au cessionnaire proposé au prix de cession et aux conditions qui avaient été notifiées a la Société.

De plus, les dispositions de l’Article 710-13 de la Loi sur les Sociétés Commerciales sont applicables.

Les parts sociales sont indivisibles à l’égard de la Société, qui ne reconnaît qu’un seul propriétaire pour chacune d’elle. Dans le cas où une part sociale serait détenue par plusieurs personnes, elles doivent désigner un mandataire unique qui doit les représenter vis-à-vis de la Société. La Société est autorisée à suspendre l’exercice de tous les droits attachés à cette part sociale, sauf les droits d’information, jusqu’à ce qu’un tel mandataire ait été nommé.

En cas de décés, les parts sociales de l’associé défunt peuvent seulement être transférées à de nouveaux associés dans la mesure où un tel transfert a été approuvé par les associés restants détenant au minimum soixante quinze pourcents (75%) des parts sociales détenues par les associés restants. Une telle approbation n’est cependant pas requise dans le cas où les parts sociales sont transférées soit à des parents, descendants ou au conjoint survivant ou tout autre héritier légal de l’associé defunt.

Cependant, les parts sociales alloués en échange d’apports en industrie ne peuvent être transférées ni aux associé(s) ni aux non-associé(s).

Art. 11. La Société a le pouvoir de racheter en entier une ou plusieurs Classe(s) de Parts Sociales au moyen du rachat et de l’annulation de l’ensemble des parts sociales émises dans une(de) telle(s) Classe(s) de Parts Sociales conformément aux dispositions applicables de la Loi sur les Sociétés Commerciales.

Une(De) telle(s) Classe(s) de Parts Sociales rachetée(s) sera(ont) annulée(s) au moyen d’une réduction du capital social. Le rachat et l’annulation des parts sociales portera toujours sur l’intégralité des parts sociales de la Classe de Parts Sociales concernée.

Un tel rachat de Classe(s) de Parts Sociales sera décidé par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts, à condition qu’un tel rachat ait été proposé à chaque associé de la même classe en proportion de sa participation dans le capital social ou dans la classe de parts sociales concernée représentée par ses parts sociales.

En cas de réduction du capital social par le rachat et l’annulation d’une Classe de Parts Sociales (i) cette Classe de Parts Sociales donnera droit au Montant Total d’Annulation (tel que défini ci-dessous) aux détenteurs au pro-rata de leur détention dans une telle classe (limité toutefois au Montant Disponible (tel que défini ci-dessous)) et (ii) les détenteurs de parts sociales de la Classe de Parts Sociales rachetée et annulée recevront de la Société un montant égal à la Valeur d’Annulation par Part Sociale (telle que definie ci-dessous) pour chaque part sociale de la Classe de Parts Sociales correspondante détenue par eux et annulée.

En cas de rachat et d’annulation des parts sociales de la Classe de Parts Sociales correspondante, la Valeur d’Annulation par Part Sociale deviendra due et payable par la Société.

Montant Disponible

signifie pour (i) une Classe de Parts Sociales, le montant total des bénéfices nets non distribués de la Société, y compris les bénéfices réalisés depuis la date des Comptes Intérimaires, augmenté par (i) toute prime d’émission librement distribuable et toute autre réserve librement distribuable incluant tous les fonds disponibles pour la distribution ainsi que les bénéfices reportés en avant et les sommes retirées des réserves disposibles pour ce but, (ii) le montant de la réduction de capital social et de la réduction de la réserve légale relatif à la (aux) Classe(s) de Parts Sociales devant être annulée(s), étant entendu que le montant devant être distribué ne peut excéder la totalité des sommes disponibles pour la distribution telle que calculée conformément à l’article 461-3 2° de la Loi sur les Sociétés Commerciales, mais diminué de (i) toutes pertes (incluant les pertes reportées) et de (ii) toutes sommes à porter en réserve(s) en vertu d’une obligation de la Loi ou des Statuts, tel que décrits dans les Comptes Intérimaires correspondants (pour lever tout doute, sans double calcul) de sorte que:

MD = (BN + PE + RC) - (P + RL)

où:

MD = Montant Disponible

BN = bénéfices nets (incluant les profits reportés en avant)

PE = toute prime d’émission librement distribuable et les autres réserves librement distribuables

RC = montant de la réduction de capital social et de la réduction de la réserve légale en relation avec la Classe de Parts Sociales devant être annulée

P = pertes (incluant les pertes reportée en avant)

RL = toutes sommes qui devront être placées en réserve(s) suivant les exigences de la loi ou des Statuts.

Valeur d’Annulation par Part Sociale	signifie le montant calculé en divisant le Montant Total d’Annulation par le nombre de Parts Sociales émises dans la Classe de Parts Sociales devant être rachetée et annulée.

Comptes Intérimaires	signifie les comptes intérimaires de la Société à la Date du Compte Intérimaire correspondant.

Date du Compte Intérimaire	signifie la date qui ne peut être supérieure à huit (8) jours précédant la date de rachat et d’annulation de la Classe de Parts Sociales correspondante.

Montant Total d’Annulation

sera un montant déterminé par les gérants conformément à l’article 461-3 2° de la Loi sur les Sociétés Commerciales, et approuvé par l’assemblée générale des associés ou par l’associé unique (selon le cas) sur la base des Comptes Intérimaires correspondants. Le Montant Total d’Annulation pour chaque Classe de Parts Sociales sera le Montant Disponible d’une telle classe au moment de son annulation.

Néanmoins, les gérants pourront déterminer un Montant Total d’Annulation différent du Montant

Disponible à condition toutefois que (i) le Montant Total d’Annulation ne soit jamais supérieur au Montant Total Disponible, (ii) que ce Montant Total d’Annulation soit notifié par les gérants à l’ensemble des associés de la Société par écrit et que (iii) ce Montant Total d’Annulation n’ait pas été contesté par écrit par un associé dans les 3 (trois) jours suivant la réception de cette notification de la part des gérants.

Sous réserve du rachat préalable de toutes les Classes de Parts Sociales, le rachat des Parts Sociales Ordinaires, lorsqu’il aura été proposé par le conseil de gérance, sera décidé par une résolution de l’assemblée générale extraordinaire des associés ou de l’associé unique (selon le cas), adoptée selon les conditions requises pour la modification des Statuts, à condition qu’un tel rachat ait été proposé à chaque associé de cette classe de Parts Sociales Ordinaires en proportion de sa participation dans les Parts Sociales Ordinaires représentée par ses parts sociales.

Néanmoins, si le prix de rachat excède la valeur nominale des Parts Sociales Ordinaires devant être rachetées, le rachat ne pourra être décidé que dans la mesure où le supplément du prix d’achat n’excède pas le total des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, augmenté des bénéfices reportés et de toutes sommes provenant de réserves disponibles à cet effet, et diminué des pertes reportées ainsi que des sommes à porter en réserve conformément aux exigences de la Loi ou des Statuts.

Le conseil de gérance est autorisé à annuler les parts sociales rachetées auto-détenues et à procéder à la reduction du capital social correspondante de la Société et à prendre ou autoriser toute personne à prendre toutes les mesures nécessaires afin d’obtenir l’exécution et la publication de la modification des premier et deuxième paragraphes de l’Article 8 de ces Statuts.

Gérance

Art. 12. La Société sera gérée par un conseil de gérance composé d’un ou plusieurs gérant(s) de catégorie A et un ou plusieurs gérant(s) de catégorie B. Le(s) gérant(s) ne sont pas obligatoirement associés de la Société.

Les gérants sont nommés et désignés en tant que gérant de catégorie A ou gérant de catégorie B et leur rémunération fixée, par une résolution de l’assemblée générale des associés prise à la majorité simple des voix, ou par l’associé unique (selon le cas). La rémunération des gérants peut être modifiée par une resolution prise aux mêmes conditions de majorité.

L’assemblée générale des associés ou l’associé unique (selon le cas) peut, à tout moment et “ad nutum”, révoquer et remplacer tout gérant.

Tous les pouvoirs non expressément réservés à l’assemblée générale des associés ou à l’associé unique (selon le cas) par la Loi ou les Statuts seront de la compétence du conseil de gérance.

Vis-à-vis des tiers, le conseil de gérance, aura tous pouvoirs pour agir en toutes circonstances au nom de la Société et pour réaliser et approuver tous actes et toutes opérations en relation avec l’objet social de la Société dans la mesure où les termes de ces Statuts auront été respectés.

La Société sera engagée vis-à-vis des tiers en toutes circonstances par (i) la signature individuelle de tout gérant de catégorie A ou de catégorie B pour toute question n’excédant pas 1’équivalent de 10.000

EUR (dix-mille Euro), (ii) par la signature conjointe d’au moins un gérant de catégorie A et au moins un gérant de catégorie B, (iii) la signature individuelle de tout gérant de catégorie A ou, selon le cas, par la signature conjointe ou individuelle de toute personne à qui de tels pouvoirs ont été valablement délégués conformément aux présents Statuts.

Le conseil de gérance peut, au fil du temps, sous-déléguer ses pouvoirs pour des tâches particulières à un ou plusieurs agent(s) ad hoc qui n’a(ont) pas á être associé(s) ou gerant(s) de la Société.

Le conseil de gérance déterminera les pouvoirs, les responsabilités et la rémunération (s’il y a lieu) de cet/ces agent(s), la durée de son/leur mandat ainsi que toutes autres conditions de son/leur mandat.

Art. 13. Les réunions du conseil de gérance peuvent être présidées par un gérant présent et désigné à cet effet par le conseil de gérance. II peut aussi désigner un secrétaire, lequel n’est pas nécessairement un gérant, qui sera responsable de la conservation des procés verbaux des réunions du conseil de gérance ou de l’exécution de toute autre tâche spécifiée par le conseil de gérance.

Le conseil de gérance se réunira sur convocation d’un gérant de catégorie A ou d’un gérant de catégorie B.

La convocation à toute réunion du conseil de gérance doit être envoyée a chaque gérant au moins 24 (vingt-quatre) heures avant la date prévue pour la réunion, sauf en cas d’urgence, la nature de cette urgence devant être déterminée dans le procès verbal de la réunion du conseil de gérance.

Toute convocation devra spécifier l’heure et le lieu de la réunion et la nature des activités a traiter.

Les convocations peuvent être faites aux gérants oralement, par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

Chaque gérant peut renoncer á cette convocation par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié.

La réunion du conseil de gérance se tiendra valablement sans convocation si tous les gérants sont présents ou dûment représentés.

Une convocation spécifique n’est pas requise pour les réunions du conseil de gérance qui se tiendront à l’heure et au lieu précisés dans une précédente résolution du conseil de gérance.

Tout gérant peut prendre part aux réunions des gérants en désignant par écrit ou par téléfax, câble, télégramme telex, ou moyens électroniques un autre gérant pour le représenter.

Un gérant peut représenter plus d’un gérant.

Les gérants peuvent participer à une réunion du conseil de gérance par téléphone, vidéoconférence ou par tout autre moyen de communication approprié permettant à l’ensemble des personnes présentes lors de cette réunion de communiquer simultanément.

Une telle participation à une réunion du conseil de gérance est réputée équivalente à une présence physique à la reunion des gérants et la réunion est réputée être tenue au siege social de la Société.

Le conseil de gérance peut valablement délibérer et agir seulement si une majorité des gérants y est présente ou représentée, incluant au moins un gérant de catégorie A et un gérant de catégorie B.

Les délibérations du conseil de gérance sont valablement prises par la majorité des votes a condition qu’au moins un gérant de catégorie A et un gérant de catégorie B aient approuvé ces

résolutions. Les délibérations du conseil de gérance seront transcrites dans un procès-verbal, qui sera signé par tous les gérants présents ou représentés à la reunion. Tout extrait ou copie de ce procès-verbal devra être signé par le président ou par un gérant de catégorie A et un gérant de catégorie B.

Les résolutions écrites approuvées et signées par tous les gérants auront le même effet que celles passées lors d’une réunion des gérants et seront réputées être prises au siège social de la Société. La date de telles résolutions sera celle de la dernière signature.

Dans ce cas, les résolutions écrites peuvent être documentées soit dans un seul document, soit dans plusieurs documents séparés comprenant le même contenu.

Les résolutions écrites peuvent être transmises par courrier, fax, câble, télégramme, télex, moyens électroniques, ou tout autre moyen de télecommunication approprié.

Tout gérant qui a, directement ou indirectement, un intérêt patrimonial opposé a celui de la Société à l’occasion d’une opération relevant de la compétence du conseil de gérance, doit informer le conseil de gérance de ce conflit d’intérêts et doit faire mentionner cette déclaration au procès-verbal de la réunion du conseil de gérance. Le gérant concerné ne pourra pas prendre part aux discussions relatives à cette opération ou voter sur cette opération. Un tel conflit d’intérêts devra être signalé à la prochaine assemblée générale des associés avant qu’une telle assemblée ne vote sur d’autres résolutions.

Quand, en raison d’un conflit d’intérêts, le nombre de gérants requis pour délibérer et voter valablement n’est pas atteint, le conseil de gérance peut à sa seule discrétion soit délibérer et prendre la décision à la majorité des gérants n’étant pas dans une situation de conflit d’intérêts, soit décider de soumettre la décision sur ce point spécifique à l’assemblée générale des associés.

Les régles de conflit d’intérêt ne s’appliquent pas lorsque la decision du conseil de gérance concerne des opérations courantes conclues dans conditions normales.

Art. 14. Aucun gérant ne contracte dans le cadre de ses fonctions aucune obligation personnelle concernant les engagements régulièrement pris par lui au nom de la Société ; en tant que représentant de la Société, il n’est responsable que pour l’exécution de son mandat.

Art. 15. La gestion journalière de la Société, ainsi que la représentation de la Société relative à cette gestion journalière peuvent être déléguées à un ou plusieurs gérants, directeurs ou autres agents, agissant individuellement ou conjointement. Leur désignation, révocation et pouvoirs seront déterminés par une résolution du conseil de gérance.

Assemblée générale des associés

Art. 16. En cas de pluralité d’associés, les décisions des associés sont prises comme suit :

Sauf en cas de proposition de modification de ces Statuts, la tenue d’une assemblée d’associés n’est pas obligatoire tant que le nombre d’associés n’excéde pas 60 (soixante). Dans un tel cas, chaque associé recevra le texte entier de toute résolution ou décision à prendre, transmis par écrit ou par téléfax, câble, télégramme, télex, moyens électroniques ou par tout autre moyen de communication approprié. Chaque associé votera par écrit.

Si le nombre d’associés est supérieur a 60 (soixante), les décisions des associés sont prises par assemblée des associés. Dans un tel cas 1 (une) assemblée générale sera tenue au minimum annuellement au Grand Duché du Luxembourg dans les 6 (six) mois suivant la clôture du dernier exercice social. D’autres assemblées générales d’associés peuvent être tenues à tout moment telle que spécifié dans la convocation à l’assemblée.

Art. 17. Les assemblées générales des associés sont convoquées et des résolutions écrites d’associés sont proposées par le conseil de gérance ou, à défaut, par des associés représentant plus de la moitié du capital social de la Société.

Des convocations écrites convoquant une assemblée générale et indiquant l’ordre du jour sont faites conformément à la Loi et sont adressées à chaque associé au moins 8 (huit) jours avant l’assemblée, sauf pour 1’assemblée générale annuelle pour laquelle les convocations seront envoyées au moins 21 (vingt-et-un) jours avant la date de 1’assemblée.

Toutes les convocations doivent mentionner la date et le lieu de 1’assemblée générale.

Si tous les associés sont présents ou représentés à 1’assemblée générale et indiquent avoir été dûment informés de l’ordre du jour de 1’assemblée, 1’assemblée générale peut se tenir sans convocation préalable.

Tout associé peut se faire représenter à toute assemblée générale en désignant par écrit ou par téléfax, câble, télégramme, moyens électroniques ou tout autre moyen de télécommunication approprié un tiers qui peut ne pas être associé.

Chaque associé a le droit de participer aux assemblées générales des associés. Chaque part sociale donne droit à une voix aux assemblée générales des associés.

Le conseil de gérance peut suspendre les droits de vote de tout associé qui est en défaut de remplir les obligations lui incombant en vertu des Statuts ou en vertu de tout engagement contractuel pris par un tel associé et auquel la Société est partie.

Un associé pent individuellement décider de ne pas exercer, temporairement ou de manière permanente, tout ou partie de ses droits de vote. L’associé qui y renonce est lié par une telle renonciation qui s’impose a la Société dés sa notification à cette dernière.

Dans le cas où les droits de vote d’un ou plusieurs associés sont suspendus conformément à cet Article ou dans le cas où un ou plusieurs associés ont renoncé à leur(s) droit(s) de vote, de tels associés peuvent participer a toute assemblée générale de la Société mais les parts sociales qu’ils détiennent ne sont pas prises en compte pour la détermination des conditions de quorum et de majorité devant être respectées aux assemblées générales de la Société ou pour déterminer si des résolutions écrites ont été valablement adoptées.

Les associés peuvent participer à 1’assemblée par conférence téléphonique, conférence vidéo, ou tout autre moyen de communication permettant leur identification, permettant aux personnes participant à 1’assemblée de s’entendre simultanément, et permettant une participation effective de ces personnes à 1’assemblée. Dans ce cas, au moins un (1) associé ou son mandataire doit être physiquement presént au siege social de la Société et 1’assemblée sera réputée être tenue au siège social de la Société.

Chaque associé peut voter à 1’assemblée générale par un formulaire de vote envoyé par la poste, courrier électronique, facsimile ou tout autre moyen de communication, au siège social de la Société ou à l’adresse spécifiée dans la convocation. Les associés peuvent uniquement utiliser les formulaires de vote fournis par la Société qui contiennent au moins le lieu, la date et l’heure de 1’assemblée, l’ordre du jour de 1’assemblée, les propositions soumises au vote des associés, ainsi que pour toute proposition trois cases permettant à l’associé de voter en faveur de, contre, ou de s’abstenir en cochant la case appropriée.

Les formulaires de vote qui, pour une resolution proposée, ne montrent pas (i) un vote en faveur de ou (ii) un vote contre la résolution proposée ou (iii) une abstention sont nuls concernant cette résolution. La Société prendra uniquement en compte les formulaires de vote reçus le jour précédant la date de 1’assemblée générale à laquelle ils se rapportent.

Le conseil de gérance peut déterminer des conditions supplémentaires qui doivent être remplies par les associés pour qu’ils prennent part à toute assemblée générale des associés.

Une liste de présence doit être tenue à toutes les assemblées générales des associés.

Les résolutions prises en assemblées des associés ou les résolutions proposées par écrit aux associés ne sont valablement adoptées que pour autant qu’elles sont prises par des associés représentant plus de la moitié du capital social de la Société.

Si ce quorum n’est pas atteint lors de la premiére assemblée générale ou sur premiére consultation, les associés sont immédiatement convoqués ou consultés une seconde fois par lettre recommandée, et les résolutions seront adoptées à la majorité des votes exprimés quelle que soit la portion du capital représenté.

Toutefois, les décisions ayant pour objet une modification des Statuts ne pourront être prises qu’en assemblée générale extraordinaire des associés, par des associés représentant au moins les trois-quarts du capital social de la Société.

Un associé unique exerce seul les pouvoirs dévolus à l’assemblée générale des associés par les dispositions de la Loi.

Excepté en cas d’opérations courantes conclues dans des conditions normales, les contrats conclus entre l’associé unique et la Société doivent être inscrits dans un procés verbal ou établis par écrit.

Exercice social - Comptes annuels

Art. 18. L’exercice social de la Société commence le 1er Janvier et se termine le 31 décembre.

Art. 19. Chaque année, au 31 décembre, le conseil de gérance établira le bilan qui contiendra l’inventaire des avoirs de la Société et de toutes ses dettes et obligations annexe contenant le résumé de tous ses engagements, ainsi que les dettes du (des) gérant(s), du (des) commissaire(s) (s’il en existe) et du (des) associé (s) envers la Société.

Dans le même temps, le conseil de gérance préparera un compte de profits et pertes qui sera soumis à l’assemblée générale des associés avec le bilan.

Art. 20. Chaque associé peut prendre communication au siége social de la Société de l’inventaire, du bilan et du compte de profits et pertes.

Si le nombre des associés excéde 60 (soixante), une telle communication ne sera autorisée que pendant les 15 (quinze) jours precedant l’assemblée générale annuelle des associés.

Surveillance de la société

Art. 21. Si le nombre des associés excède 60 (soixante), la surveillance de la Société sera confiée à un ou plusieurs commissaire(s) aux comptes, associé(s) ou non.

Chaque commissaire aux comptes sera nommé pour une période expirant à la date de la prochaine assemblée générale annuelle des associés, suivant sa nomination, se prononçant sur l’approbation des comptes annuels.

A l’expiration de cette période, et de chaque période subséquente, le(s) commissaire(s) aux comptes pourra/pourront être renouvele(s) dans ses/leurs fonction(s) par une nouvelle décision de l’assemblée générale des associés ou de l’associé unique (selon le cas) jusqu’à la tenue de la prochaine assemblée générale annuelle des associés se prononçant sur l’approbation des comptes annuels.

Lorsque les seuils de la loi du 19 décembre 2002 sur le registre du commerce et des sociétés sont atteints, la Société confiera le contrôle de ses comptes annuels à un ou plusieurs réviseur(s) d’entreprises agréé(s) nommés par l’assemblée générale des associées ou l’associé unique (selon le cas), parmi les membres inscrits au registre public des réviseurs d’entreprises agréés tenu par la Commission de Surveillance du Secteur Financier.

Nonobstant les seuils ci-dessus mentionnés, à tout moment, un ou plusieurs réviseur(s) d’entreprises agréé(s) peuvent être nommés par resolution de l’assemblée générale des associés ou l’associé unique (selon le cas) qui décide des termes et conditions de son/leurs mandat(s).

Dividendes - Réserves

Art. 22. L’excédent favorable du compte de profits et pertes, après déduction des frais, charges et amortissements et provisions, constitue le bénéfice net de la Société.

Chaque année, 5% (cinq pour cent) du bénéfice net seront affectés à la réserve legale. Ces prélévements cesseront d’être obligatoires lorsque la réserve legale aura atteint un dixième du capital social tel qu’augmenté ou réduit le cas échéant, mais devront être repris si la réserve légale est inférieure à ce seuil d’un dixième.

Sur recommandation du conseil de gérance, l’assemblée générale des associés, à la majorité prévue par la Loi, ou l’associé unique (selon le cas) peut décider à tout moment que l’excédent sera distribué entre les associés au titre de dividendes au pro rata de leur participation dans le capital de la Société ou reporté a nouveau ou transféré a une réserve spéciale conformément aux dispositions ci-dessous.

La balance des profits nets peut être distribuée à/aux associe(s) en proportion de leur participation dans la Société.

Dans une année au cours de laquelle la Société décide de distribuer des dividendes, cette distribution sur la ou les Classe(s) de Parts Sociales sera effectuée dans l’ordre de priorité suivant :

•      Dans un premier temps, les détenteurs de Parts Sociales Initiales auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule dix pourcent (0,10%) de la valeur nominale des Parts Sociales Initiales détenues par eux, puis;

•      les détenteurs de Parts Sociales de Classe A auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule quinze pourcent (0,15%) de la valeur nominale des Parts Sociales de Classe A détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe B auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule vingt pourcent (0,20%) de la valeur nominale des Parts Sociales de Classe B détenues par eux, puis:

•      les détenteurs de Parts Sociales de Classe C auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule vingt-cinq pourcent (0,25%) de la valeur nominale des Parts Sociales de Classe C détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe D auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule trente pourcent (0,30%) de la valeur nominale des Parts Sociales de Classe D détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe E auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule trente-cinq pourcent (0,35%) de la valeur nominale des Parts Sociales de Classe E détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe F auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule quarante pourcent (0,40%) de la valeur nominale des Parts Sociales de Classe F détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe G auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule quarante-cinq pourcent (0,45%) de la valeur nominale des Parts Sociales de Classe G détenues par eux, puis :

•      les détenteurs de Parts Sociales de Classe H auront droit à recevoir des distributions de dividendes en rapport avec cette année pour un montant de zéro virgule cinquante pourcent (0,50%) de la valeur nominale des Parts Sociales de Classe H détenues par eux.

•      les détenteurs de Parts Sociales de Classe I auront droit à recevoir le restant de toute distribution de dividendes.

A tout moment où la dernière Classe de Parts Sociales restante (par ordre alphabétique inversé, i.e. la Classe de Parts Sociales I) a été rachetée et annulée au moment de la distribution, le dividende préférentiel attaché a cette Classe de Parts Sociales remplacera automatiquement le dividende préférentiel attaché à la dernière Classe de Parts Sociales restante.

Dans tous les cas, des dividendes pourront uniquement être distribues dans la mesure où la Société a des fonds distribuables au sens de la Loi et conformément aux autres dispositions applicables de la Loi (le « Montant Maximum Distribuable »).

Dans le cas de part(s) sociale(s) grevées d’un usufruit dùment notifié à ou accepté par la Société conformément aux dispositions de l’article 1690 du code civil, l’usufruitier est autorisé à recevoir la distribution de dividendes, s’il y en a une.

Article 23. Nonobstant les dispositions de l’article precédent, le conseil de gérance, peut décider de payer des acomptes sur dividendes sur base d’un état comptable prepare par le conseil de gérance et ne datant pas de plus de (2) mois, duquel il devra ressortir que des fonds suffisants sont disponibles pour la distribution, étant entendu que les fonds à distribuer ne peuvent pas excéder le montant des bénefices réalisés depuis le dernier exercice social pour lequel des comptes annuels ont été approuvés, augmenté des bénéfices reportés et des réserves distribuables diminué des pertes reportées et des sommes à porter en réserve en vertu de la Loi ou des Statuts. Si la Société a nommé un commissaire ou un réviseur d’entreprises agréé, un tel commissaire ou réviseur d’entreprises agréé verifiera que les conditions pour une distribution d’acompte sur dividende sont satisfaites.

Dissolution - Liquidation

Art. 24. L’assemblée générale des associés, selon les conditions requises par la Loi, ou l’associé unique (selon le cas), peut décider de la dissolution de la Société.

Lorsque la Société a un associé unique, et conformément aux conditions prévues par la Loi, la Société peut être dissoute sans être liquidée conformément aux dispositions de l’article 1865 bis, paragraphes 2 et suiv. du code civil.

Art. 25. Sauf dans le cas de l’article 24 paragraphe 2 ci-dessus, l’assemblée générale des associés, avec le consentement de la moitié des associés détenant les trois quarts du capital social nommera un ou plusieurs liquidateur(s), personne(s) physique(s) ou morale(s) et déterminera la méthode de liquidation, les pouvoirs des liquidateur(s) ainsi que leur rémunération.

Lorsque la liquidation de la Société est close, le produit de la liquidation de la Société sera alloué aux associés proportionnellement aux parts sociales qu’ils détiennent.

Droit Applicable

Art. 26. Il est renvoyé aux dispositions de la Loi lorsque les présents Statuts ne contiennent aucune disposition spécifique.»

Plus rien ne figurant a l’ordre du jour et aucune requête supplémentaire n’ayant été formulée, l’assemblée a été cloturée.

Dont acte, fait et passé à Pétange, le jour mentionné en tête de ce document.

Le notaire soussigné, qui comprend et parle anglais, déclare par les présentes qu’a la demande de la partie comparante susnommée, le présent acte est rédigé en anglais, suivi d’une traduction française ; à la demande de la même partie comparante et en cas de divergences entre les versions anglaise et française, la version anglaise fera foi.

Les documents ayant été lus au mandataire, ladite personne a signé avec nous, notaire, l’original du présent acte.